                                                                   EXHIBIT 99.1


                         [PERSISTENCE LETTERHEAD / LOGO]


FOR IMMEDIATE RELEASE                                              PRESS RELEASE

Editorial Contacts:                 Professional Investment Community and Media:
-------------------                 --------------------------------------------
Rebecca Young
Persistence Software, Inc.          Joe Diaz or Michael Bailey
650-372-3661                        RCG Capital Markets Group, Inc.
ryoung@persistence.com              (480) 675-0400

Ana Bolitho/Liz Barrass
KAIZO
Tel: + 44 (0) 20 7580 8852
ana.bolitho@kaizo.net or
liz.barrass@kaizo.net

                 PERSISTENCE SOFTWARE RECEIVES $2 MILLION EQUITY
                    INVESTMENT FROM NEEDHAM CAPITAL PARTNERS

         SAN MATEO, CALIF. -- NOVEMBER 27, 2002 -- Persistence(R) Software (NASDAQ: PRSW), a provider of data services software for distributed data access and management, today announced that Needham Capital Partners has made a $2.0 million equity investment by purchasing 3,758,692 shares of newly issued Persistence common stock in a private placement at a price of $0.53 per share. The Company is not obligated to file a registration with the Securities and Exchange Commission in order to register the shares for resale until the later of 30 days after the Company files its Annual Report on Form 10-K for the year ended December 31, 2002 or April 30, 2003. Needham also received warrants to purchase an additional 1,205,130 shares at $0.75 per share.

         As part of the investment, Thomas P. Shanahan, General Partner of Needham Capital Partners, will join the Persistence Board of Directors. "We are pleased to begin an association with Persistence and its experienced management team," commented Tom Shanahan.

         "Having an investor of Needham's caliber take a significant position in our stock is an important validation of our business strategy," said Chris Keene, president and CEO of Persistence Software. "The Needham organization has long been one of the driving forces in the financing and development of emerging technologies. We believe that this commitment from an industry thought leader like Needham reinforces the business plan that Persistence management has developed and speaks to the compelling value proposition Persistence offers to customers worldwide."

         The Company intends to use the net proceeds from the financing for general corporate purposes.

ABOUT PERSISTENCE

Persistence Software provides a data services infrastructure that brings vital business information to global decision makers without the expense of replicated data centers. Global 2000 corporations can cost-effectively deliver vital information to professionals throughout the enterprise so actions can be taken to streamline business processes, improve supply chain management, boost employee productivity, enhance customer relationships and heighten levels of customer satisfaction. Persistence's innovative product family provides an improvement in the quality of the user experience by maintaining data integrity and accuracy at multiple levels throughout the enterprise without replicating databases. Customers of Persistence experience greater access to accurate information, quicker response times, improved productivity and increased scalability, all for lower cost than was previously possible. Persistence is the supplier to many Fortune 2000 companies who have complex, data-intensive applications that must support real-time decision making in many locations. Persistence Software's technology has been licensed to Cisco, Intel and Sun, and major customers in 2002 include Cablevision, Salomon Smith Barney, Fiducia, Motorola, i2 Technologies, Lucent, Nokia, EuroControl, Intershop, Applied Biosystems, Wells Fargo, Reuters and Kinetech. Persistence Software is headquartered in San Mateo, California. Please visit http://www.persistence.com for more information.

ABOUT NEEDHAM CAPITAL PARTNERS

Needham Capital Partners ("NCP") is part of Needham Asset Management, a fund management business with investment partnerships that invest in both public and private equities. Needham Capital Partners is affiliated with Needham & Company, Inc., a leading specialty U.S. investment bank focused on serving emerging growth companies. Needham & Company's research and investment banking professionals are in contact with potential portfolio companies and with the customers, suppliers and business partners of potential portfolio companies. Needham & Company's research and investment banking professionals provide an investment origination resource for NCP. Needham & Company was founded in 1985. It has worked as financial advisor and managed initial and follow-on public offerings for many of the leading companies in the technology and healthcare industries.

                                       ###

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties, which could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, Persistence Software's limited operating history; potential fluctuations in our operating results; our potential need to raise cash in the future; uncertainties related to our long sales cycle; our reliance on a relatively small number of customers; our dependence on revenues from EdgeXtend, which was only released in 2002; our dependence on the Java programming language and the Enterprise JavaBeans standard becoming widely accepted standards; our need to manage our resources or attract and retain the services of key employees; our need to deliver products that are free of defects and errors and meet rapidly changing technology standards and customer requirements; our need to build a strong direct sales team and develop third party sales channels; our dependence on enterprise-wide system deployments; and our need to address competition from companies with substantially greater resources. Further information regarding these and other risks and uncertainties is included in our Annual Report on Form 10-K for the year ended December 31, 2001, the Quarterly Forms on 10Q for the quarters ended March 31, 2002, June 30, 2002 and September 30, 2002 and in our other filings with the Securities and Exchange Commission.